Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation Announced Departure of
General Counsel

HOUSTON, November 20, 2015 - Tesco Corporation (NASDAQ: TESO) announced today that Mihial “Dean” Ferris, the Company’s General Counsel, Senior Vice President, and Corporate Secretary, separated from the Company on good terms on November 16, 2015 as consequence of ongoing cost reduction exercises among senior management.

Following a period as a consultant to the Company, Mr. Ferris intends to pursue global financial leadership and philanthropic roles. Mr. Ferris served the Company for six years after previous senior leadership roles with the Dubai Financial Investment Centre and Schlumberger Ltd. “On behalf of management, I would like to recognize Dean’s leadership, the benefits his years of oilfield experience brought to the Company, and wish him well on his future endeavors,” said Fernando Assing, the Company’s President and Chief Executive Officer. In response, Mr. Ferris commented “I want to acknowledge the tremendous growth, both professional and personal, which these years at Tesco afforded me in preparation for my next challenges. I wish Tesco all the best in this parting.”

ABOUT TESCO CORPORATION
Tesco Corporation is a global leader in the design, manufacture and service of technology-based solutions for the upstream energy industry. The Company seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For more information please contact:
Chris L. Boone - Chief Financial Officer
(713) 359-7000
Tesco Corporation

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